Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan, 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan of PMV Pharmaceuticals, Inc. of our report dated June 26, 2020 (except for the reverse stock split described in Note 2, as to which the date is September 21, 2020), with respect to the financial statements of PMV Pharmaceuticals, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-248627) and related Prospectus of PMV Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

September 28, 2020